Exhibit 99.1

THIS ANNOUNCEMENT RELATES TO THE DISCLOSURE OF INFORMATION THAT QUALIFIED OR MAY HAVE QUALIFIED AS INSIDE INFORMATION WITHIN THE MEANING OF ARTICLE 7(1) OF THE MARKET ABUSE REGULATION (EU) 596/2014 (AS IT FORMS PART OF DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018)
NOTICE OF redemption
to the holders of the outstanding
Euro-denominated 3.250 per cent. Notes due 2025 (ISIN: XS1321149434)
(the “Notes”)
issued by
Kennedy Wilson Europe Real Estate Limited
(formerly known as Kennedy Wilson Europe Real Estate Plc)
(the “Issuer”)

NOTICE IS HEREBY GIVEN to the holders of the Notes (the “Noteholders”) that the Issuer has elected to redeem the outstanding Notes in accordance with (i) Condition 6(d) (Redemption at the Option of the Issuer) of the Terms and Conditions of the Notes and the Final Terms dated 10 November 2015 and 15 April 2016 in connection with the Notes (together, the “Final Terms” and, together with the Terms and Conditions of the Notes, the “Conditions”) and (ii) the terms of the permanent global note representing the Notes.

Terms used in this notice but not defined herein shall have the meaning given to them in the Conditions.

As at the date of this notice, the outstanding aggregate nominal amount of the Notes is €300,000,000.

The redemption date for the outstanding Notes will be 3 October 2025 (the “Optional Redemption Date”).

In accordance with Condition 6(d) and the Final Terms, the outstanding Notes will be redeemed at the Optional Redemption Amount, being, as at the Optional Redemption Date, €100,000 per Calculation Amount, together with interest accrued to (but excluding) the Optional Redemption Date (such interest accrued being an amount equal to €2,893.84 per Calculation Amount, amounting to a total of €8,681,520).

In accordance with the Conditions, the outstanding Notes will be cancelled and may not be re-issued or resold.

For further information you may contact:
Daven Bhavsar, CFA
Head of Investor Relations
dbhavsar@kennedywilson.com

This notice, which is irrevocable, is given by Kennedy Wilson Europe Real Estate Limited on 7 August 2025.

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This notice is released by the Issuer and contains information that qualified or may have qualified as inside information for the purposes of Article 7 of the Market Abuse Regulation (EU) 596/2014 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018) (“MAR”), encompassing information relating to the partial redemption of Notes described above. For the purposes of MAR and Article 2 of Commission Implementing Regulation (EU) 2016/1055 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018), this announcement is made by Padmini Singla, General Counsel, Europe of the Issuer.

LEI Number: 213800WIL553Z1T6DZ52

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